Exhibit 3.142

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

W.A. PUBLICATIONS, LLC

This First Amendment to the Amended and Restated Limited Liability Company Agreement of W.A. Publications, LLC, a Delaware limited liability company (the “Company”), dated as of March 2, 2007 (this “Amendment”), is entered into by The Reader’s Digest Association, Inc., a Delaware corporation, as the sole member of the Company (the “Member”).

1.                                       Amendments.

(a)                                  Section 2 of the Amended and Restated Limited Liability Company Agreement of the Company, dated June 7, 2004 (the “LLC Agreement”), is hereby deleted in its entirety and replaced with the following:

“2.                                 Certificates.  Clifford H. R. DuPree, as an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate of Formation of the Company, dated June 4, 2001, and the Certificate of Amendment to Certificate of Formation of the Company, dated October 31, 2005 (the “Certificate of Amendment”), with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.”

(b)                                 Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

“6.                                 Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent.”

(c)                                  Section 7 of the Agreement is hereby deleted in its entirety and replaced with the following:

“7.                                 Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent.”

2.                                       Certification.  The Member hereby certifies that, at all times during the period from the formation of the Company until June 7, 2004 (i) the Company was governed by an oral or written limited liability company agreement (the “Original LLC Agreement”), (ii) the Member was the sole member of the Company, (iii) the Original LLC Agreement was amended and restated in its entirety by the LLC Agreement, and (iv) the Company was continuously in existence, not having been dissolved pursuant to the Original LLC Agreement or by operation of law.

3.                                       Binding Effect.  This Amendment shall be binding upon, and shall enure to the benefit of, the parties hereto and all other parties to the Agreement and their respective successors and assigns.

4.                                       Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5.                                       Agreement in Effect.  Except as hereby amended, the Agreement shall remain in full force and effect.

6.                                       Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

7.                                       Severability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed as of the day and year first above written.

THE READER’S DIGEST ASSOCIATION, INC.

By:	/s/ Clifford H.R. DuPree
Name:	Clifford H.R. DuPree
Title:	Vice President, Corporate Secretary
and Associate General Counsel